Exhibit 99.1

Kite Pharma Enhances Commercial Expertise with the Appointment of Ian T. Clark to its Board of Directors

SANTA MONICA, Calif., Jan. 5, 2017 — Kite Pharma, Inc. (Nasdaq:KITE) today announced that Ian T. Clark, former Chief Executive Officer, Head of Commercial Operations and member of the Board of Directors for Genentech Inc., a member of the Roche Group, has been appointed to its Board of Directors. Clark brings extensive commercialization experience to the Board as Kite plans for key milestones in 2017, including potential approval and launch in the United States of its engineered chimeric antigen receptor (CAR) T cell therapy, axicabtagene ciloleucel, as a treatment for patients with refractory aggressive B-cell non-Hodgkin lymphoma (NHL).

In addition to Clark’s appointment as an independent director to Kite’s Board, he was also appointed to serve as the Chairman of Kite’s newly established Commercialization Committee and will join Kite’s Audit Committee.

“We are very pleased to have Ian join our Board of Directors as we embark on potential approval and commercialization of axicabtagene ciloleucel by the U.S. FDA,” said Arie Belldegrun, M.D., FACS, Chairman, President, and Chief Executive Officer of Kite. “Ian, with his tenure at the helm of Genentech and road-tested experience launching 15 new drugs, including the immunotherapy Tecentriq, strengthens our board’s breadth of talent and background. His expertise will bolster our already impeccable commercial team led by Shawn Tomasello. We look forward to drawing on his significant experience and strong track record developing and executing commercial strategies in oncology.”

“I have watched history begin to unfold as Kite has emerged as one of the leaders in cell therapy,” said Ian Clark. “I look forward to lending my expertise to the teams at Kite, the management and my fellow Board members as Kite solidifies its position in immunotherapy.”

Clark joined Genentech in 2003 as Senior Vice President and General Manager, BioOncology. In August 2005 he was named Senior Vice President, Commercial Operations and in January 2006, Clark was named Executive Vice President, Commercial Operations and became a member of the Executive Committee. Clark was named Head of Global Product Strategy and Chief Marketing Officer of Roche in April 2009.

Prior to joining Genentech, Clark served as General Manager of Novartis Canada, overseeing all of the company’s country operations. Before assuming his post in Canada, Clark served as Chief Operating Officer for Novartis United Kingdom. Clark worked in executive positions in sales and marketing for Sanofi and Ivax in the United Kingdom, France and Eastern Europe. Clark began his career at Searle, where he held management positions in both sales and marketing. He has served on the Board of Directors of the Biotechnology Industry Organization (BIO) since 2009 as well as on the boards of TerraVia, the Gladstone Foundation and as a member of the Federal Reserve Bank of San Francisco’s Economic Advisory Council. Clark received a Bachelor of Science degree and honorary doctorate in Biological Sciences from Southampton University in the United Kingdom.

About axicabtagene ciloleucel

Kite Pharma’s lead product candidate, axicabtagene ciloleucel, is an investigational therapy in which a patient’s T cells are engineered to express a chimeric antigen receptor (CAR) to target the antigen CD19, a protein expressed on the cell surface of B-cell lymphomas and leukemias, and redirect the T cells to kill cancer cells. Axicabtagene ciloleucel has been granted

Breakthrough Therapy Designation status for diffuse large B-cell lymphoma (DLBCL), transformed follicular lymphoma (TFL), and primary mediastinal B-cell lymphoma (PMBCL) by the U.S. Food and Drug Administration (FDA) and Priority Medicines (PRIME) regulatory support for DLBCL in the EU.

About Kite Pharma

Kite Pharma, Inc., is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on engineered autologous cell therapy (eACT™) designed to restore the immune system’s ability to recognize and eradicate tumors. Kite is based in Santa Monica, CA. For more information on Kite Pharma, please visit www.kitepharma.com. Sign up to follow @KitePharma on Twitter at http://www.twitter.com/kitepharma.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The press release may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the ability and timing of obtaining regulatory approval and commercially launching axicabtagene ciloleucel. Various factors may cause differences between Kite’s expectations and actual results as discussed in greater detail in Kite’s filings with the Securities and Exchange Commission, including without limitation in its Form 10-Q for the quarter ended September 30, 2016. Any forward-looking statements that are made in this press release speak only as of the date of this press release. Kite assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

CONTACT:

Kite Pharma

Christine Cassiano

SVP, Corporate Communications & Investor Relations

ccassiano@kitepharma.com

Greg Mann

VP, Investor Relations

gmann@kitepharma.com

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